Exhibit 15.1

KPMG Auditores Independentes	Central Tel	55 (21) 3515-9400
Av. Almirante Barroso, 52 — 4º	Fax	55 (21) 3515-9000
20031-000 — Rio de Janeiro, RJ — Brasil	Internet	www.kpmg.com.br
Caixa Postal 2888
20001-970 — Rio de Janeiro, RJ — Brasil
To
Petróleo Brasileiro S.A. — Petrobras
Rio de Janeiro, Brazil
December 1st, 2011
With respect to the registration statement on Form F-3 (333-163665), we acknowledge our awareness of the incorporation by reference therein of our report dated November 22, 2011, related to our review of interim financial information of Petróleo Brasileiro S.A. — Petrobras.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.